SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934

                               (Amendment No. [ ])

[X] Filed by the Registrant

[ ] Filed by a Party other than the Registrant


Check the Appropriate Box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or
     Sec. 240.14a-12


                             MID PENN BANCORP, INC.
          -------------------------------------------------
          (Name of Registrant as Specified in Its Charter)



          ------------------------------------------------
          (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No filing fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                March 27, 1998


DEAR SHAREHOLDER:

     It is my pleasure to invite you to attend the 1998 Annual Meeting of Shareholders of Mid Penn Bancorp, Inc. to be held on Tuesday, April 28, 1998, at 10:00 a.m., prevailing time. The Annual Meeting this year will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061.

     The Notice of the Annual Meeting and the Proxy Statement on the following pages address the formal business of the meeting. The formal business schedule includes the election of two (2) Class C Directors and the ratification of the selection of the independent auditors for 1998. At the meeting, members of the Corporation's management will review the Corporation's operations during the past year and will be available to respond to questions.

     We strongly encourage you to vote your shares, whether or not you plan to attend the meeting. It is very important that you sign, date and return the accompanying Proxy as soon as possible, in the postage prepaid envelope. If you do attend the meeting and wish to vote in person, you must give written notice thereof to the Secretary of the Corporation so that your Proxy will be superseded by any ballot that you submit at the meeting.

                                            Sincerely,



                                            /s/ Eugene F. Shaffer
                                            ----------------------
                                            Eugene F. Shaffer
                                            Chairman of the Board,
                                            President and Chief Executive
                                            Officer

                      [This page intentionally left blank.]

                      --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 28, 1998
                        --------------------------------


TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of MID PENN BANCORP, INC. (the "Corporation") will be held at 10:00 a.m., prevailing time, on Tuesday, April 28, 1998, at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, for the following purposes:


1. To elect two (2) Class C Directors to serve for a three-year term and until their successors are elected and qualified;

2. To ratify the selection of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, of Wilkes-Barre, Pennsylvania, as the independent auditors for the Corporation for the year ending December 31, 1998; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


     In accordance with the By-laws of the Corporation and action of the Board of Directors, only those shareholders of record at the close of business on March 20, 1998, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1997, is enclosed with this Notice. Copies of the Corporation's Annual Report for the 1996 fiscal year may be obtained, at no cost, by contacting Eugene F. Shaffer, Chairman of the Board, President and Chief Executive Officer, 349 Union Street, Millersburg, Pennsylvania 17061, telephone:
(717) 692-2133.

     You are urged to mark, sign, date and promptly return your Proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional proxy solicitation. Giving your Proxy does not affect your right to vote in person, if you attend the meeting and give written notice to the Secretary of the Corporation.

                                        By Order of the Board of Directors,




                                         /s/ Eugene F. Shaffer
                                         ---------------------
                                         Eugene F. Shaffer
                                         Chairman of the Board,
                                         President and Chief Executive Officer



March 27, 1998

                             MID PENN BANCORP, INC.

                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON APRIL 28, 1998

                                     GENERAL

Introduction, Date, Time and Place of Annual Meeting

     This Proxy Statement is furnished in connection with the solicitation of proxies, by the Board of Directors of MID PENN BANCORP, INC. (the "Corporation"), a Pennsylvania business corporation, to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 28, 1998, at 10:00 a.m., prevailing time, at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, and at any adjournment or postponement of the Annual Meeting.

     The principal executive office of the Corporation is located at Mid Penn Bank (the "Bank"), 349 Union Street, Millersburg, Pennsylvania 17061. The telephone number for the Corporation is (717) 692-2133. All inquiries should be directed to Eugene F. Shaffer, Chairman of the Board, President and Chief Executive Officer of the Corporation. The Bank is a wholly-owned subsidiary of the Corporation.

Solicitation and Voting of Proxies

     This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on or about March 27, 1998.

     Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted FOR the election of the nominees for Class C Director named below and FOR the ratification of the selection of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, of Wilkes-Barre, Pennsylvania, as the independent auditors for the Corporation for the year ending December 31, 1998. Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person, after giving written notice to the Secretary of the Corporation. The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation. In addition to the use of the mails, certain directors, officers and employees of the Corporation and of the Bank may solicit proxies personally, by telephone, telegraph and telecopier. The Corporation will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request therefor, the Corporation will reimburse them for their reasonable forwarding expenses.

Revocability of Proxy

     A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted only: (1) by giving written notice of revocation to Cindy L. Wetzel, Secretary of Mid Penn Bancorp, Inc., at 349 Union Street, Millersburg, Pennsylvania 17061; (2) by executing a later-dated proxy and giving written notice thereof to the Secretary of the Corporation; or (3) by voting in person after giving written notice to the Secretary of the Corporation.

Voting Securities, Record Date and Quorum

     Only holders of Common Stock of record at the close of business on March 20, 1998, (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights do not exist with respect to the election of directors. On all matters to come before the Annual Meeting, each share of Common Stock is entitled to one vote. At the close of business on the Record Date, the Corporation had 2,607,552 shares of common stock, par value $1.00 per share outstanding (the "Common Stock"). The Common Stock is the Corporation's only authorized class of stock.

     Under Pennsylvania law and the By-laws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Pursuant to Article 3, Section 3.1, of the By-laws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for a particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

     Assuming the presence of a quorum, the two nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for such nominee.

     Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not deemed to constitute votes cast and therefore do not count either for or against such ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each such matter by reducing the total number of shares voted from which the required majority is calculated.

             PRINCIPAL BENEFICIAL OWNERS OF THE CORPORATION'S
STOCK

Principal Owners

     The following table sets forth as of March 1, 1998, the persons who own of record or who are known by the Board of Directors to be the beneficial owners, as defined below, of more than five percent (5%) of the Corporation's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of the Corporation's outstanding Common Stock so owned.


                    Name of Individual          Amount and Nature of Percent
                   or Identity of Group         Beneficial Ownership of Class

NEBCO (1)                    262,664                 10.07%
349 Union Street
Millersburg, PA 17061

(1) NEBCO is the nominee registration of the Bank's trust department. Shares of Common Stock are held for various Trust Accounts. It is the intent of NEBCO to cast all shares for which it has voting power FOR the two nominees for Class C Director and FOR the ratification of the selection of the independent auditors for the year ending December 31, 1998, as discussed below.

Beneficial Ownership by Officers, Directors and Nominees

     The following table sets forth, as of March 1, 1998, and from information supplied by the respective individuals, the amount and percentage, if over one percent (1%), of the Common Stock beneficially owned by each director, each nominee for the Board of Directors and all officers and directors of the Corporation as a group. Unless designated to the contrary in a footnote, all shares are individually held.


Name of Individual             Amount and Nature of            Percent
or Identity of Group           Beneficial Ownership (1)        of Class
--------------------           ------------------------        --------

Current Class C Directors
(To Serve Until 1998) and
Nominees For Class C Director
(To Serve Until 2001)

Earl R. Etzweiler                 99,832                       3.83%
William G. Nelson                 58,046 (2)                   2.23%

Class A Directors
(To Serve Until 1999)

Warren A. Miller                  20,216 (3)                    --
Edwin D. Schlegel                 63,020 (4)                   2.42%
Eugene F. Shaffer                113,248 (5)                   4.34%


                                      - 3 -




Class B Directors
(To Serve Until 2000)

Jere M. Coxon                     31,860                       1.22%
Alan W. Dakey                      3,737 (6)                    --
Charles F. Lebo                   29,604 (7)                   1.14%
Guy J. Snyder, Jr.                75,415 (8)                   2.89%

All Officers and Directors
as a Group (11 persons)          497,092                      19.06%
------------------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after March 1, 1998. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Includes 8,046 shares held by Mr. Nelson's spouse.

(3) Shares held jointly by Mr. Miller and his spouse.

(4) Shares held jointly by Mr. Schlegel and his spouse.

(5) Includes 5,744 shares held jointly by Mr. Shaffer and his spouse. Mr. Shaffer is trustee of seven trusts, held for the benefit of various family members, which hold a total of 42,022 shares.

(6) Shares held jointly by Mr. Dakey and his spouse.

(7) Includes 9,672 shares held jointly by Mr. Lebo and his spouse.

(8) Includes 39,035 shares held jointly by Mr. Snyder and his spouse and 36,380 shares held individually by his spouse.



                              ELECTION OF DIRECTORS

     The By-laws of the Corporation provide that the Corporation's business be managed by its Board of Directors. The Corporation's By-laws provide for a classified Board of Directors with three-year terms of office. Section 10.2 of the By-laws provides that the number of directors be not less than five or more than twenty-five members. The Board of Directors is divided into three classes. Each class is elected for a term of three years. Within the foregoing limits, the Board of Directors may, from time to time, fix the number of directors and their respective classifications. The terms of the respective classes expire in successive years, as provided in Section 10.3 of the By-laws. On April 22, 1997, Harvey J. Hummel and Charles R. Phillips retired from the Board of Directors. The Board of Directors has fixed the number of Board members at nine (9), with three (3) directors in Class A, four (4) directors in Class B and two (2) directors in Class C. Pursuant to Section 11.1 of the By-laws, vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, are filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed is a director until the expiration of the term of office of the class of directors to which the director was appointed.

     In accordance with Section 10.3 of the By-laws, at the 1998 Annual Meeting of Shareholders of the Corporation, the shareholders shall elect two (2) Class C Directors to serve for a three-year term and until their successors are elected and qualified. At each annual meeting of shareholders, successors to the class of directors whose term expire are elected to hold office for a term of three
(3) years, so that the term of office of one class of directors expires each year.

     Unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the election of the nominees named below. If any nominee should become unavailable for any reason, Proxies will be voted in favor of a substitute nominee as the Board of Directors of the Corporation shall determine. The Board of Directors has no reason to believe that the nominees named will be unable to serve, if elected.

     There is no cumulative voting for the election of directors. Each share of Common Stock is entitled to cast only one vote for each nominee. For example, if a shareholder owns ten shares of Common Stock, he or she may cast up to ten votes for each of the two directors in the class to be elected.


          INFORMATION AS TO NOMINEES, DIRECTORS AND EXECUTIVE
OFFICERS

     The following table contains certain information with respect to the Corporation's directors, nominees for Director and executive officers:

                                Age as of       Principal Occupation for
                                March 20,       Past Five Years and Position
Name                              1998          Held with Corporation and Bank
----                              ----          ------------------------------
Current Class C Directors
(To Serve Until 1998) and
Nominees for Class C Director
(To Serve Until 2001)

Earl R. Etzweiler                   64         Attorney - Owner,
(1)(3)                                         Etzweiler & Associates
                                               Attorneys at Law;
                                               Vice Chairman of the
                                               Board of the Corporation
                                               since 1991

William G. Nelson                   62         President, Victory Leasing,
(1)(3)(4)(5)                                   Inc.; President, Hess
                                               Trucking Co., Inc.;
                                               President, Victory Services
                                               & Nelson Terminals, Inc.


                                      - 5 -




Class A Directors
(To Serve Until 1999)

Warren A. Miller                    65         Retired
(4)                                            Assistant Vice President
                                               of the Bank

Edwin D. Schlegel                   59         Retired
(2)(3)                                         Superintendent, Millersburg
                                               Area School District

Eugene F. Shaffer                   62         Chairman of the Board,
(1)(3)(4)(5)                                   President and Chief
                                               Executive Officer of
                                               the Corporation since
                                               1991; Chairman of the
                                               Board of the Bank
                                               since 1976; President and
                                               Chief Executive Officer
                                               of the Bank from 1976-1994

CLASS B DIRECTORS
(To Serve Until 2000)

Alan W. Dakey                       46         Executive Vice President
(1)(3)(4)(5)                                   of the Corporation since
                                               1994; President and Chief
                                               Executive Officer of the Bank
                                               since 1994; Executive  Vice
                                               President and Chief Operating
                                               Officer  of the Bank  from
                                               July 1993 to May 1994; and
                                               Senior Vice President  of
                                               the Dime Bank from October
                                               1986 to July 1993.

Jere M. Coxon                       55         Executive Vice President,
(2)(4)(5)                                      Penn Wood Products, Inc.

Charles F. Lebo                     64         Retired Educator, PA
(1)(2)(4)                                      Dept. of Education

Guy J. Snyder, Jr.                  60         President, Snyder Fuels,
(2)(3)(5)                                      Inc.




                                               Director
                                                Since
                                             Corporation/
Name                                             Bank
----                                             ----
Current Class C Directors
(To Serve Until 1998) and
Nominees for Class C Director
(To Serve Until 2001)

Earl R. Etzweiler                              1991/1972
(1)(3)

William G. Nelson                              1991/1970
(1)(3)(4)(5)


Class A Directors
(To Serve Until 1999)

Warren A. Miller                               1991/1985
(4)

Edwin D. Schlegel                              1991/1981
(2)(3)

Eugene F. Shaffer                              1991/1973
(1)(3)(4)(5)


CLASS B DIRECTORS
(To Serve Until 2000)

Alan W. Dakey                                  1995/1994
(1)(3)(4)(5)

Jere M. Coxon                                  1991/1981
(2)(4)(5)

Charles F. Lebo                                1991/1978
(1)(2)(4)

Guy J. Snyder, Jr.                             1991/1984
(2)(3)(5)


(1) Member of the Bank's Executive Committee. This committee exercises the authority of the Bank's Board of Directors in the intervals between meetings of the Board of Directors to the extent permitted by law. This committee did not meet in 1997. Mr. Earl R. Etzweiler is Chairman of the Executive Committee.

                                      - 6 -




(2) Member of the Bank's Audit Committee. The Audit Committee conducts, at least once a year, a complete audit of the books and affairs of the Bank, including the Trust Department, through the engagement of a certified public accountant or through the use of an approved internal audit program. Upon completion of the audit, the committee reviews the report and makes recommendations to the Board of Directors at its next regular meeting. This committee met three (3) times in 1997. Mr. Charles F. Lebo is Chairman of the Audit Committee.

(3)  Member  of the  Bank's  Trust  Committee.  This  committee determines  the
     policies  and  investments  of  the  Trust   Department  and approves  the
     acceptance of all fiduciary relationships and the closing out or the relinquishment of all fiduciary relationships. The committee ratifies the acceptance, closing out or relinquishment of fiduciary relationships by officers designated for that purpose. This committee met twelve (12) times in 1997. Mr. William G. Nelson is Chairman of the Trust Committee.

(4) Member of the Bank's Loan Committee. This committee reviews and approves or rejects loans over the limit of the Bank's loan officers. This committee met twenty-three (23) times in 1997. Mr. Warren A. Miller is the Chairman of the Loan Committee.

(5) Member of the Bank's Salary and Personnel Committee. This committee reviews employee performance evaluations and makes salary recommendations to the Board of Directors. This committee met once in 1997.

     During 1997, the Bank's Board of Directors held thirteen (13) meetings and the Corporation's Board of Directors held eight (8) meetings. Each of the Directors attended at least 75 percent of the combined total number of meetings of the Corporation's and of the Bank's Board of Directors and of the Committees of which he was a member.

     The Corporation does not have a nominating committee. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation in accordance with Section 10.1 of the Corporation's By-laws. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors must notify the Secretary of the Corporation in writing not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent (10%) of the registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the period January 1, 1997, through December 31, 1997, its officers and directors were in compliance with all filing requirements applicable to them, with the exception of Mr. Dakey, who inadvertently filed one late form to report one transaction.

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the annual compensation for services in all capacities to the Corporation for the fiscal years ended December 31, 1997, 1996 and 1995 of those persons who were, at December 31, 1997, (i) the Chief Executive Officer, and (ii) the four other most highly compensated executive officers of the Corporation to the extent such persons' total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                               Annual Compensation



         (a)             (b)         (c)           (d)      (e)
                                                            Other
                                                            Annual
                                                            Compen-
 Name and Principal                Salary         Bonus     sation
      Position          Year       ($)(1)         ($)(2)    ($)
      --------          ----       ------         ------     ---

Eugene F. Shaffer       1997          132,000        31,113  --
 Chairman,              1996           56,800         8,384  --
 President and          1995           56,800        12,377  --
 Chief Executive
 Officer
Alan W. Dakey,          1997          108,000        36,965  --
 Executive Vice         1996          101,800        22,734  --
 President              1995           91,800        26,860  --


                                          Long-Term Compensation

                                    Awards               Payouts

                              (f)           (g)           (h)       (i)

                          Restricted                              All other
                            Stock       Options/         LTIP     Compen-
 Name and Principal        Award(s)       SARs          Payouts   sation
      Position               ($)           (#)            ($)     ($)(3)(4)
      --------               ---           ---            ---     ---------


Eugene F. Shaffer             --           --             --     25,026
 Chairman,                    --           --             --     13,423
 President and                --           --             --     12,109
 Chief Executive
 Officer

Alan W. Dakey,                --           --             --     16,202
 Executive Vice               --           --             --     14,929
 President                    --           --             --     13,369

(1) Salary includes annual Board of Directors fee of $7,000 paid to Messrs. Shaffer and Dakey in 1997 and $6,800, paid to Messrs. Shaffer and Dakey in 1996 and 1995.

(2) Mr. Shaffer's bonus includes a Directors bonus paid to Mr. Shaffer in 1997, 1996 and 1995 of $1,738, $884, and $1,377, respectively. Mr. Dakey's bonus includes a Directors bonus paid to Mr. Dakey in 1997, 1996 and 1995 of $1,738, $884 and $1,360, respectively.

(3) Includes life insurance premiums of $l,566, $1,541, and $1,100, paid by the Bank in 1997, 1996 and 1995, respectively, on behalf of Mr. Shaffer pursuant to life insurance maintained for executive officers. Includes premiums paid by the Bank in 1997, 1996 and 1995 for split dollar life insurance of $4,710, $4,383 and $3,509, respectively, on behalf of Mr. Shaffer. The Bank can recover the premium costs upon the death of Mr. Shaffer. Includes life insurance premiums of $1,052, $679, and $619, paid by the Bank in 1997, 1996 and 1995, respectively, on behalf of Mr. Dakey pursuant to life insurance maintained for executive officers.

(4) Includes $18,750, $7,500, and $7,500, contributed by the Bank to the Profit Sharing Retirement Plan on behalf of Mr. Shaffer in 1997, 1996 and 1995, respectively. Includes $15,150, $14,250, and $12,750, contributed by the Bank to the Profit Sharing Retirement Plan on behalf of Mr. Dakey in 1997, 1996 and 1995, respectively.

Profit Sharing Retirement Plan

     The Corporation does not have a pension plan. The Bank, however, maintains the Employee Profit Sharing Retirement Plan, created in 1949 and restated in 1984, which covers all Bank employees who accumulate at least 1,000 hours of service in a twelve (12) month period beginning on the first day of employment. Eligible employees are entitled to receive a share of the Bank's contribution to the Plan if he or she accumulates at least 1,000 hours of service during a Plan Year and is employed at the end of the year, December 31st.

     The annual contribution is determined by the Board of Directors of the Bank and is contingent upon current or accumulative profits of the Bank with the total amount of the annual contribution not to exceed fifteen percent (15%) of the total eligible compensation paid by the Bank to all participating employees. A participating employee's share of such annual contribution is allocated on the basis of the participating employee's eligible compensation up to $150,000 as compared to the total eligible compensation of all the participating employees. Participating employees are permitted to make after-tax contributions of no more than ten percent (10%) or less than three percent (3%) of their eligible compensation. The contributions to the Plan are paid to a Trust Fund that is administered by the Bank's Trust Department. A participating employee is allocated a share of the net income of the Trust Fund and the increase or decrease in the fair market value of its assets on the basis of such employee's beginning of the Plan Year account balance, less any payments as compared to the total beginning account balances, less payments to all the participating employees. A notice of the account balance is given to participating employees annually.

     Distribution under the Plan can be made to participating employees upon retirement (either normal or early retirement as defined in the Plan), at death or disability of the participating employee or upon severing employment if either partially or fully vested. The Plan provides for percentage vesting of twenty percent (20%) for the first full three (3) years of service increasing annually thereafter to one hundred percent (100%) vesting after seven (7) full years of participation. The Plan provides for an accelerated vesting schedule in the event it becomes top-heavy.

     It is not possible to determine the extent of the benefits that any participating employee may be entitled to receive under the Plan on the date of termination of employment because the amount of the benefits is dependent, among other things, upon the future earnings of the Bank, the future compensation of the participants and the future earnings of the Plan's Trust Fund. As of December 31, 1997 the total market value of the Employee Profit Sharing Retirement Fund is approximately $3,276,996. There are 27,150 shares of Common Stock in the Plan and the market value of these shares is $31.50 per share for a total of $855,225.

     Contributions paid to the Plan by the Bank were $258,462 and $228,620 for 1997 and 1996, respectively. The amount contributed by the Bank in 1997 to the Plan for Mr. Shaffer, Chairman of the Board, President and Chief Executive Officer of the Corporation, was $18,750. The amount contributed by the Bank in 1997 to the Plan for Mr. Dakey, Executive Vice President of the Corporation, was $15,150. As of March 1, 1998, Mr. Shaffer and Mr. Dakey have twenty-seven (27) years and four (4) years, respectively, of credited service under the Plan.

Compensation of Directors

     During 1997, the directors received an annual fee of $7,000 and a bonus of $l,738. A bonus is payable to directors each year based upon whether the Bank meets certain performance criteria, with respect to earnings and growth, as outlined in the Bank's Performance Bonus Plan. Members of special committees receive $75 for each meeting attended if the meeting is held on a day other than that of the regularly scheduled Board meeting. Directors who are also officers employed by the Bank are not paid for attending meetings of special committees. In 1997, Attorney Etzweiler also received fees of $17,039 for legal services rendered. In 1997, the Board of Directors received $93,968, in the aggregate, for all Board of Directors' meetings and committee meetings attended, and all fees paid to Directors.

     Directors received no remuneration for attendance at the meetings of the Board of Directors of the Corporation.

     In May of 1995, the Board of Directors adopted a retirement bonus plan that provides payment of a retirement bonus to directors who voluntarily retire from service, or who have attained the mandatory retirement age. The retirement bonus is determined by multiplying the "base retirement bonus" for the member's position ($400 for the Chairman, $200 for all other Directors) by the number of full years the member served. No portion of the payment under this plan is assignable. The Plan contains an inflationary adjustment provision. Payments due under the plan are paid quarterly. Messrs. Hummel and Phillips, who retired from the Board of Directors in April 1997, received $1,240 and $1,756, respectively, under this Plan.

Compensation Committee Interlocks and Insider Participation

     Mr. Eugene F. Shaffer, Chairman of the Board, President and Chief Executive Officer of the Corporation, and Mr. Alan W. Dakey, Executive Vice President of the Corporation, are members of the Salary and Personnel Committee. Messrs. Shaffer and Dakey do not participate in conducting their own reviews or determining their own salaries.

Salary and Personnel Committee Report on Executive Compensation

     Mid Penn Bank (the "Bank"), the wholly-owned bank subsidiary of Mid Penn Bancorp, Inc. (the "Corporation"), provides compensation to the employees of the Bank. The Board of Directors, acting in the best interests of the Corporation's shareholders, customers, and the communities it serves, is responsible for providing compensation to all of its employees based on the individual's contribution and personal performance. The compensation program is administered by the Salary and Personnel Committee. The Committee strives to offer a fair and competitive compensation policy to govern executive officers' base salaries and incentive plans and to attract and maintain competent, dedicated, and ambitious managers whose efforts will enhance the products and services of the Corporation and of the Bank, resulting in higher profitability, and increased dividends to the Corporation's shareholders and appreciation in market value of the Corporation's Common Stock.

     The compensation of the Corporation's and Bank's top executives is reviewed and approved annually by the Board of Directors upon the recommendations of the Salary and Personnel Committee. As a guideline for determining base salaries, the Committee uses the Salary/Benefits Survey published by L. R. Webber Associates, Inc. This peer group of banks with assets ranging from $200 million to $299 million by region is different from the peer group used for the performance chart. The Committee used this peer group of banks because of common industry issues and competition for the same executive talent group.

     The Committee does not deem Section 162(m) of the Internal Revenue Code (the "IRC") to be applicable to the Corporation at this time. The Committee intends to monitor the future application of IRC Section 162(m) to the compensation paid to its executive officers and, in the event that this section becomes applicable to the Corporation, the Committee intends to amend the Corporation's and/or the Bank's compensation plans to preserve deductibility of compensation payable thereunder.

Chief Executive Officer Compensation

     The Board of Directors determined the Chief Executive Officer's 1997 compensation of $154,375 (comprised of his annual cash salary and cash bonus, exclusive of director's fees and bonus) to be appropriate in light of the Corporation's 1997 performance. The 1997 compensation represents the combined salary and bonus reported on the Summary Compensation Table. There is no direct correlation between the Chief Executive Officer's compensation and any specific performance criteria, nor is there any weight given by the Committee to any specific individual criteria. The Chief Executive Officer's compensation is based on the Committee's subjective determination after review of all information that it deems relevant.

Executive Officers

     The Committee based compensation increases to executive officers on subjective analysis of each individual's contribution to the Corporation. The Board of Directors considered numerous factors in determining compensation increases including the Corporation's earnings, return on assets, return on equity, market share, total assets, and non-performing loans. Although performance and increases in compensation were measured by these factors, among others, there is no direct correlation between any specific criterion and an employee's compensation. The Committee's analysis did not provide a specific weight to any criteria. The determination by the Committee is subjective after review of all information deemed relevant.

     Individuals are reviewed annually on a calendar year basis. Total compensation opportunities available to employees of the Bank are influenced by general market conditions, specific responsibilities of the individual, and the individual's contributions to the success of the Corporation. The Bank strives to offer compensation that is competitive with that offered by employers of comparable size in the banking industry. The Corporation strives to meet its strategic goals and objectives to its constituencies and to provide fair and meaningful compensation to its employees.

                         Salary and Personnel Committee
               Jere M. Coxon                      Alan W. Dakey
               William G. Nelson                  Eugene F. Shaffer
               Guy J. Snyder, Jr.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly dollar change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Stock Index and the Peer Group Index for the period of five fiscal years commencing January 1, 1993 and ending December 31, 1997. The shareholder return shown on the graph below is not necessarily indicative of future performance.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
(1)


[Performance Graph Omitted]

[The following is a description of the Performance Graph in a tabular format:]


Peer Group Total        1000.00  1361.67  1639.57   1861.36  2326.08   3269.58
Peer Group Index         100.00   136.17   163.96    186.14  232.61    326.96

Mid Penn Bancorp, Inc.   100.00   148.22   183.03    207.15  211.74    441.64

S & P 500 Total Return   100.00   110.02   111.51    153.26  188.36    251.12
S & P 500 Total Return
Index                    100.00   110.02   111.51    153.26  188.36    251.12



(1) The Peer Group for which information appears above includes the following companies: CNB Financial Corporation; Citizens & Northern Corporation; Citizens Financial Services Inc.; Columbia Financial Corporation; Comm. Bancorp, Inc.; Heritage Bancorp, Inc.; Norwood Financial Corporation; Penn Security Bank & Trust Co.; Penns Woods Bancorp, Inc.; and Pioneer American Holding Company. These companies were selected based on four criteria: total assets between $150 million and $600 million; market capitalization greater than $15 million; headquarters located in Pennsylvania; and not quoted on NASDAQ.

                              CERTAIN TRANSACTIONS

     There have been no material transactions between the Corporation and the Bank, nor any material transactions proposed, with any director or executive officer of the Corporation or of the Bank, or any associate of the foregoing persons. The Corporation and the Bank have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with directors and officers of the Corporation and of the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and of the Bank. Total loans outstanding from the Corporation and the Bank at December 31, 1997 to the Corporation's and the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was approximately $1,143,000 or approximately 4.25% of the total equity capital of the Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 1997 to officers and directors of the Corporation and the Bank as a group was approximately $1,692,000.

     During 1997, Mr. Earl R. Etzweiler, Esquire, a Director of the Corporation and the Bank, served as solicitor of the Corporation and of the Bank. During 1997, Mr. Etzweiler received fees of $17,039 from the bank for legal services rendered.


                      PRINCIPAL OFFICERS OF THE CORPORATION

     The following table sets forth selected information about the principal officers of the Corporation, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:

                                       Bank       Number of     Age as of
                           Held      Employee    Shares Bene-   March 1,
    Name and Position     Since       Since      ficially Owned  1998
    -----------------     -----       -----      --------------  ----

Eugene F. Shaffer -        1991       1969         113,248        62
Chairman of the Board,
President and Chief
Executive Officer

Earl R. Etzweiler -        1991       (1)           99,832        64
Vice Chairman of the
Board

Alan W. Dakey -            1994       1993           3,737        46
Executive Vice
President



                                      - 13 -




Kevin W. Laudenslager -    1998       1985           1,180        34
Treasurer

Cindy L. Wetzel -          1991       1979             934 (2)    36
Secretary

(1)  Mr. Etzweiler is not a Bank employee.

(2) Shares held jointly by Ms. Wetzel and her spouse.


                           PRINCIPAL OFFICERS OF THE BANK

         The following table sets forth selected information about the principal officers of the Bank, each of whom is elected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors:



                                                                        Bank
                                 Office and Position        Held       Employee
            Name                     with the Bank          Since       Since
            ----                     -------------          -----       -----
Eugene F. Shaffer             Chairman of the                1976        1969
                                      Board

Alan W. Dakey                 President and Chief            1994        1993
                              Executive Officer

Randall L. Klinger            Senior Vice                    1989        1974
                              President and                  1986
                              Senior Loan
                                     Officer

Norman L. Houser              Senior Vice                    1989        1984
                              President and
                              Business
                              Development
                              Officer

Dennis E. Spotts              Vice President and             1980        1973
                              EDP Manager                    1976

Larry L. Novinger             Vice President and             1997        1985
                              Operations Officer             1986

Kevin W.                      Vice President and             1997        1985
Laudenslager                  Comptroller
------------------


                                         Number
                                       of Shares          Age as of
                                      Beneficially         March 1,
            Name                         Owned               1998
            ----                          -----              ----


Eugene F. Shaffer                       113,248               62

Alan W. Dakey                             3,737               46

Randall L. Klinger                            4               49

Norman L. Houser                          2,268 (1)           58

Dennis E. Spotts                          6,323               43

Larry L. Novinger                           695 (1)           53

Kevin W.                                  1,180               34
Laudenslager
------------------

(1)  Shares held jointly with his spouse.

                                LEGAL PROCEEDINGS

     In the opinion of the management of the Corporation and of the Bank, there are no proceedings pending to which the Corporation and the Bank are a party or to which their property is subject, which, if determined adversely to the Corporation and the Bank, would be material in relation to the Corporation's and the Bank's undivided profits or financial condition. There are no proceedings pending other than routine litigation incident to the business of the Corporation and of the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation and the Bank by government authorities.


                      RATIFICATION OF INDEPENDENT AUDITORS

     Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, of Wilkes- Barre, Pennsylvania, who served as the Corporation's independent auditors for its 1997 fiscal year assisted the Corporation and the Bank in the preparation of their federal and state tax returns, and provided assistance in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates. These non-audit services were approved by the Corporation's and the Bank's Boards of Directors after due consideration of the effect of the performance thereof on the independence of the auditors. The Corporation has been advised by Parente, Randolph, Orlando, Carey & Associates that none of its members has any financial interest in the Corporation. A representative of Parente, Randolph, Orlando, Carey & Associates will not be present at the Annual Meeting of Shareholders. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for
ratification  of  Parente,   Randolph,   Orlando,  Carey  &  Associates  as  the
Corporation's auditors for the 1998 fiscal year. In the event that the shareholders do not ratify the selection of Parente, Randolph, Orlando, Carey & Associates as the Corporation's independent auditors for the 1998 fiscal year, the selection of independent certified public accountants will be reconsidered by the Board of Directors. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Parente, Randolph, Orlando, Carey & Associates as the independent auditors for the Corporation for the year ending December 31, 1998.


                                  ANNUAL REPORT

     A copy of the Corporation's Annual Report for its fiscal year ended December 31, 1997, is enclosed with this Proxy Statement. A representative of the Corporation will respond to any appropriate questions presented by shareholders at the Annual Meeting.


                              SHAREHOLDER PROPOSALS

     Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Corporation's Proxy Statement for its 1998 Annual Meeting of Shareholders must deliver such proposal in writing to the President of Mid Penn Bancorp, Inc. at its principal executive offices, 349 Union Street, Millersburg, Pennsylvania 17061, not later than Monday, November 30, 1998.

                                  OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment.


                             ADDITIONAL INFORMATION

     UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED, WITHOUT CHARGE, FROM EUGENE F. SHAFFER, PRESIDENT AND CHIEF EXECUTIVE OFFICER, MID PENN BANCORP, INC., 349 UNION STREET, MILLERSBURG, PENNSYLVANIA 17061.

                             MID PENN BANCORP, INC.

                                      PROXY

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints Roberta A. Hoffman, Randall
L. Klinger and Patricia A. Walter and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Mid Penn Bancorp, Inc. (the "Corporation") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061 on Tuesday, April 28, 1998 at 10:00 a.m., prevailing time, and at any adjournment or postponement thereof as follows:

1.       ELECTION OF CLASS C DIRECTORS TO SERVE FOR A THREE-YEAR TERM

                      Earl R. Etzweiler, William G. Nelson

         [  ]     FOR all nominees               [  ] WITHHOLD AUTHORITY
                  listed above (except                to vote for all
                  as marked to the                    nominees listed
                  contrary below)                      above

         (INSTRUCTION: TO WITHHOLD AUTHORITY FROM THE PROXYHOLDERS TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME FOR WHOM YOU DO NOT WISH THE PROXYHOLDERS TO VOTE FOR ON THE SPACE PROVIDED BELOW.)

-------------------------------------------------------------------------------

2.       PROPOSAL TO RATIFY THE SELECTION OF PARENTE, RANDOLPH, ORLANDO, CAREY &
         ASSOCIATES,   CERTIFIED   PUBLIC   ACCOUNTANTS, OF WILKES-BARRE,
         PENNSYLVANIA, AS THE INDEPENDENT AUDITORS FOR THE CORPORATION FOR THE YEAR ENDING DECEMBER 31, 1998.

         [  ]  FOR                [  ] AGAINST                 [  ] ABSTAIN

         The Board of Directors recommends a vote FOR this proposal.


-------------------------------------------------------------------------------
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

     THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.

                           Dated:                            ,1998
                                 ----------------------------



                           Signature(s)                             (Seal)
                                       ------------------------------


                           Signature(s)                             (Seal)
                                       ------------------------------
Number of Shares held of
Record on March 20, 1998


------------------------





     THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO THE CORPORATION IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.